EXHIBIT 10.1

DELUXE CORPORATION	NON-QUALIFIED STOCK OPTION AGREEMENT

GRANTED TO	GRANT DATE	# OF DELUXE CORP COMMON SHARES	OPTION PRICE PER SHARE
___________________ EXPIRATION DATE
GRANT
Deluxe Corporation (“Deluxe”) hereby grants to you the right to purchase the above stated number of shares of its common stock, par value $1.00 per share, at the price stated above.

DURATION AND EXERCISABILITY
You may not exercise any portion of this Option prior to one year from the date of grant set forth above (the “Grant Date”), and the Option expires seven years after the Grant Date (the “Expiration Date”). Commencing one year after the Grant Date you may exercise this Option in cumulative installments of 33-1/3 percent on and after the first, second, and third anniversaries of the Grant Date. This entire Option will vest earlier and become exercisable upon your Qualified Retirement, Disability or Death, your termination without Cause or, subject to the limitations provided herein, upon a Change of Control. “Qualified Retirement,” “Disability,” “Cause” and “Change of Control” are hereinafter defined.

RETIREMENT, DISABILITY, DEATH OR TERMINATION
Upon your Qualified Retirement, you will have three years from the date of your retirement to exercise this Option. If you die while employed, the representative of your estate or your heirs will have one year from the date of your death to exercise this Option. If your employment terminates due to Disability, you will have one year from the date of your termination to exercise this Option. If your employment is terminated without Cause by Deluxe or an Affiliate (as hereinafter defined), you will have three months from the date of your termination to exercise this Option. If you resign or otherwise voluntarily terminate your employment with Deluxe or an Affiliate, you will have three months from the date of your termination to exercise this Option, to the extent the Option had vested as of your termination date. In no case, however, may this Option be exercised after the Expiration Date. If your employment with Deluxe or its Affiliates is terminated for Cause, the entire unexercised portion of this Option will be canceled as of your last date of employment.

TERMS AND CONDITIONS
This Option Agreement does not guarantee your continued employment or, subject to the provisions of any other written agreement between you and Deluxe or its Affiliates, alter the right of Deluxe or its Affiliates to terminate your employment at any time. You have no rights in the shares subject to this Option until such shares are received upon exercise of this Option. This Option is issued pursuant to the Deluxe Corporation 2000 Stock Incentive Plan, as amended (the “Plan”), and is subject to its terms. In the event of any conflict between the provisions of the Plan and this Option Agreement, the provisions of the Plan shall prevail. Please refer to additional terms and conditions on the attachment to this Option Agreement.

By your acceptance of this option award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Option Agreement.

DELUXE CORPORATION

By

RETAIN THIS DOCUMENT FOR YOUR RECORDS

NQSO 2000-06	Ver. 2/06

ATTACHMENT TO
NON-QUALIFIED STOCK OPTION AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

“Qualified Retirement” shall mean any termination of employment that the Compensation Committee of Deluxe’s Board of Directors approves as a qualified retirement.

“Disability” shall mean your permanent disability as defined by the provisions of the long term disability plan of Deluxe or any Affiliate by which you are employed at the time of such disability. In the event that any such Affiliate does not have a long term disability plan in effect at such time, you shall be deemed disabled for the purposes hereof if you would have qualified for long term disability payments under Deluxe’s long term disability plan had you then been an employee of Deluxe.

“Cause” shall mean:
(i)	You have breached your obligations of confidentiality to Deluxe or any of its Affiliates;

(ii)	You have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof;

(iii)	You commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates;

(iv)	You have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs);

(v)	You have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses;

(vi)

You have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates;

(vii)	Your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of employment responsibilities; or

(viii)	You are in material default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 20% or more of the combined voting power of Deluxe’s then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

Page 1 of 2	Ver. 2/06

ATTACHMENT TO
NON-QUALIFIED STOCK OPTION AGREEMENT

(II)

individuals who at the Grant Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Grant Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(III)

there is consummated a merger or consolidation of Deluxe or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of Deluxe outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any Affiliate, at least 65% of the combined voting power of the voting securities of Deluxe or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Deluxe (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Deluxe representing 20% or more of the combined voting power of Deluxe’s then outstanding securities; or

(IV)

the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated an agreement for the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, at least 65% of the combined voting power of the voting securities of which are owned by shareholders of Deluxe in substantially the same proportions as their ownership of Deluxe immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Person” shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliate” shall mean a company controlled directly or indirectly by Deluxe, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

In the event that Deluxe is a party to a transaction which is otherwise intended to qualify for “pooling of interests” accounting treatment then (i) the Change of Control provisions contained in this Option Agreement shall, to the extent practicable, be interpreted so as to permit such accounting treatment, and (ii) to the extent that the application of clause (i) of this paragraph does not preserve the availability of such accounting treatment, then, Deluxe may modify or limit the effect of the provisions of this Option Agreement relating to Change of Control to the extent necessary to qualify the transaction as a “pooling transaction” and provide you with benefits as nearly equivalent as possible to those you would have received absent such modification or limitation, provided, however, to the extent that any of the Change of Control provisions of this Option Agreement would disqualify the transaction as a “pooling” transaction and cannot otherwise be modified or limited, such provisions shall be null and void as of the date hereof. All determinations under this paragraph shall be made by the accounting firm whose opinion with respect to “pooling of interests” is required as a condition to the consummation of such transaction.